                          SCHEDULE  14-A  INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No. ____)

Filed by the Registrant [ ]
Filed by a Party other than the Registrant
[ ] Check the appropriate box:
[ ] Preliminary  Proxy Statement
[ ] Confidential,  For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional  Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Provident Bankshares Corporation
         --------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                  Mary M. Sjoquist, Muldoon, Murphy & Faucette
     -----------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      1)    Title of each class of securities to which transaction applies:
            ....................................................................
      2)    Aggregate number of securities to which transaction applies:
            ....................................................................
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            ....................................................................
      4)    Proposed maximum aggregate value of transaction:
            ....................................................................

      5)    Total fee paid:

            ....................................................................

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:
            ............................................
      2)    Form, Schedule or Registration Statement No.:
            ............................................
      3)    Filing Party:
            ............................................
      4)    Date Filed:
            ............................................

                  NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD APRIL 16, 1997



TO THE STOCKHOLDERS:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Provident Bankshares Corporation ("Bankshares") will be held on Wednesday, April 16, 1997, at 10:00 a.m. local time, at the offices of Bankshares, 114 East Lexington Street, Baltimore, Maryland 21202, for the following purposes:

      (1)   To elect six directors.

      (2) To approve the selection of Coopers & Lybrand L.L.P. as independent auditors for 1997.

      (3) To transact any other business that may properly come before the meeting, and at any adjournments thereof, including whether or not to adjourn the meeting.

      Only those holders of record of Common Stock as of the close of business on February 19, 1997, are entitled to notice of and to vote at the 1997 Annual Meeting of Stockholders and any adjournments or postponements thereof.

      Please sign, date and mail the accompanying proxy in the enclosed, self-addressed, stamped envelope, whether or not you expect to attend the meeting in person. You may withdraw your proxy at the meeting should you be present and desire to vote your shares in person. Your cooperation is respectfully requested.

                                          By Order of the Board of Directors


                                          /s/ Carl W. Stearn

                                          CARL W. STEARN
                                          Chairman of the Board


March 15, 1997

                        PROVIDENT BANKSHARES CORPORATION
                            114 EAST LEXINGTON STREET
                            BALTIMORE, MARYLAND 21202

                                 PROXY STATEMENT

                             SOLICITATION OF PROXIES


      This Proxy Statement is being mailed on or about March 15, 1997, to the stockholders of Provident Bankshares Corporation ("Bankshares") in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders to be held on Wednesday, April 16, 1997, at 10:00 a.m. local time, and at any adjournments or postponements thereof, at the offices of Bankshares, 114 East Lexington Street, Baltimore, Maryland 21202.

      The Board of Directors has selected Dennis A. Starliper and Robert L. Davis, or either of them, to act as proxies with full power of substitution. Any stockholder giving the enclosed proxy may revoke it at any time prior to its exercise by giving the Secretary of Bankshares a signed instrument revoking the proxy or a signed proxy of a later date. If no instructions are specified in the proxy, it is the intention of the persons named therein to vote FOR the election of the nominees named herein as directors of Bankshares, and FOR the approval of the selection of Coopers & Lybrand L.L.P. as independent auditors for 1997. Execution of a proxy confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting, including without limitation, a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies.


                           EXPENSES OF SOLICITATION

      The cost of the solicitation of proxies will be borne by Bankshares. In addition to the use of the mails, proxies may also be solicited personally, or by telephone or telegraph, by officers, directors and regular employees of Bankshares or of Provident Bank of Maryland (the "Bank"), none of whom will receive additional compensation for such services. Brokers and other persons will be reimbursed for their reasonable expenses in forwarding proxy materials to customers who have a beneficial interest in the Common Stock of Bankshares registered in names of nominees.


                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


      Stockholders are entitled to one vote for each share of common stock, par value $1.00 per share (the "Common Stock") registered in their names on the stock transfer books of Bankshares at the close of business on February 19, 1997, the record date fixed by the Board of Directors. At February 19, 1997, Bankshares had outstanding 8,587,762 shares of Common Stock entitled to vote at the Annual Meeting.

      Bankshares is not aware of any person or group which beneficially owns or controls more than five percent of its outstanding Common Stock.

                             ELECTION OF DIRECTORS


       The Board of Directors of Bankshares currently consists of 16 directors. Messrs. Clivie C. Haley, Jr.; Norman J. Louden and C. William Pacy will retire as of the 1997 Annual Meeting of Stockholders.

       Bankshares' Articles of Incorporation provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with a class of approximately one-third of the directors being elected at each Annual Meeting of Stockholders. The terms of five directors of Bankshares will expire at the time of the Annual Meeting of Stockholders. The positions of these five directors are to be filled at the Annual Meeting of Stockholders. Therefore, five incumbent directors have been nominated to be elected to hold office until the 2000 Annual Meeting of Stockholders or until their respective successors are elected and qualified or until their earlier resignation or removal. The nominees are Dr. Calvin W. Burnett, Pierce B. Dunn, Mark K. Joseph, Peter M. Martin, and Sheila K. Riggs.

      At a Board of Directors meeting on November 20, 1996, pursuant to authority contained under Bankshares' Articles of Incorporation and Bylaws, the directors elected Barbara B. Lucas to fill a vacancy on the Board created by the resignation of Thomas J. S. Waxter, Jr. Consistent with the laws of the State of Maryland, Ms. Lucas will stand for election by the stockholders at this Annual Meeting of Stockholders. Ms. Lucas has been nominated to be elected and hold office as a member of the class of directors whose terms are expected to expire at the 1999 Annual Meeting of Stockholders or until their respective successors are elected and qualified or until their earlier resignation or removal.

      The proxies solicited hereby, unless directed to the contrary, will be voted FOR the election as directors of all five nominees listed in the following table. In order to be elected, a majority of the shares voted must be voted FOR the election of each nominee. Each nominee has consented to serve as a director, if elected. The Board of Directors has no reason to believe that any nominee will be unwilling or unable to serve as a director but, if for any reason any nominee is not willing or able to serve as a director, the accompanying proxy will be voted FOR a substitute nominee chosen by the Board of Directors.

INFORMATION CONCERNING NOMINEES

      The following table presents information concerning persons nominated by the Board of Directors for election as directors of Bankshares to serve until the 2000 Annual Meeting of Stockholders or until their successors have been elected and qualified or until their earlier resignation or removal. Except as indicated, the nominees have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.


                         AGE, PRINCIPAL OCCUPATION, POSITION WITH BANKSHARES AND THE BANK, AND
NAME OF DIRECTORS        BENEFICIAL OWNERSHIP OF COMMON STOCK AT FEBRUARY 19, 1997 (PERCENTAGE OF CLASS)(#)
-----------------------  ----------------------------------------------------------------------------------

Dr. Calvin W. Burnett..  Dr. Burnett, age 64, has been a director of the Bank since 1984 and of
                         Bankshares since its organization.  He is President of Coppin State
                         College, Baltimore, Maryland.
                         3,034 shares (*)(1)
Pierce B. Dunn.........  Mr. Dunn, age 46, has been a director of the Bank since 1988 and of
                         Bankshares since its organization.  He is Managing Director, European
                         Operations, of TESSCO Technologies, Incorporated, a supplier to the paging, cellular telephone and mobile communications industries.  Mr.
                         Dunn also serves as Chairman of the Board of MIRCON, Inc., an environmental and engineering company.
                         19,612 shares(*)(2)(3)
Mark K. Joseph.........  Mr. Joseph, age 58, has been a director of the Bank and Bankshares since 1993.  He is Chairman and Chief Executive Officer of Municipal
                         Mortgage and Equity, LLC, a lender which invests in real estate backed tax exempt bonds.  Mr. Joseph is also Chairman of the Board and founder of The Shelter Group, a real estate development, property and asset management company.  Mr. Joseph serves as Chairperson of
                         Bankshares' Audit Committee.
                         5,774 shares (*)(2)
Peter M. Martin........  Mr. Martin, age 59, President and Chief Operating Officer of Bankshares
                         and the Bank, has been employed with the Bank since 1990.  Mr. Martin became a director of the Bank and Bankshares in 1990.
                         191,778 shares (2.2%)(4)
Sheila K. Riggs........  Mrs. Riggs, age 53, has been a director of the Bank since 1982 and of
                         Bankshares since its organization.  Mrs. Riggs is the Chairperson of the
                         Maryland Health and Higher Education Facilities Authority, which issues bonds to finance health care and higher education facilities.  Ms. Riggs serves as Chairperson of Bankshares' Compensation Committee.
                         16,257 shares (*)(2)(5)

      The following table presents information concerning the person elected as a director of Bankshares by the Board of Directors subsequent to the 1996 Annual Meeting of Stockholders. This person has been nominated by the Board of Directors for election as a member of the class of directors of Bankshares whose terms are expected to expire at the 1999 Annual Meeting of Stockholders or until their successors have been elected and qualified or until their earlier resignation or removal.


                        AGE, PRINCIPAL OCCUPATION, POSITION WITH BANKSHARES AND THE BANK, AND
NAME OF NOMINEE         BENEFICIAL OWNERSHIP OF COMMON STOCK AT FEBRUARY 19, 1997 (PERCENTAGE OF CLASS)(#)
----------------------  ----------------------------------------------------------------------------------

Barbara B. Lucas......  Ms. Lucas, age 51, is Senior Vice President - Public Affairs and Corporate
                        Secretary of The Black & Decker Corporation.  She was elected a director of the Bank and Bankshares by the Board of Directors during 1996.
                        3,500 shares (*)(6)


INFORMATION CONCERNING CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICER

      The following table presents information concerning directors of Bankshares whose terms of office will continue after the 1997 Annual Meeting of Stockholders and one named executive officer who is not a director of Bankshares. As indicated, some directors will serve until the 1998 Annual Meeting of Stockholders, and other directors will serve until the 1999 Annual Meeting of Stockholders. Except as indicated, the directors have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.


                            AGE, PRINCIPAL OCCUPATION, POSITION WITH BANKSHARES AND THE BANK, AND
NAME OF DIRECTORS           BENEFICIAL OWNERSHIP OF COMMON STOCK AT FEBRUARY 19, 1997 (PERCENTAGE OF CLASS)(#)
-------------------------   ----------------------------------------------------------------------------------


DIRECTORS SERVING UNTIL 1999



Charles W. Cole, Jr......   Mr. Cole, age 61, has been a director of the Bank and Bankshares since
                            1995.  Mr. Cole is Vice Chairman of the Board and Managing Director
                            of Alex. Brown Capital Advisory and Trust Co., an investment advisory and trust company.  Prior to being elected to this position in 1994, he was the President and Chief Executive Officer of First Maryland Bancorp
                            and the First National Bank of Maryland.  Mr. Cole serves as
                            Chairperson of Bankshares' Nominating Committee.
                            4,144 shares (*)(7)

Francis G. Riggs.........   Mr. Riggs, age 59, has been a director of the Bank since 1972 and of
                            Bankshares since its organization.  Mr. Riggs is an Executive Vice
                            President and director of Riggs, Counselman, Michaels & Downes, Inc., an insurance brokerage company located in Baltimore, Maryland.
                            37,147 shares (*)(2)(8)


                                        4



                            AGE, PRINCIPAL OCCUPATION, POSITION WITH BANKSHARES AND THE BANK, AND
NAME OF DIRECTORS           BENEFICIAL OWNERSHIP OF COMMON STOCK AT FEBRUARY 19, 1997 (PERCENTAGE OF CLASS)(#)
-------------------------   ----------------------------------------------------------------------------------



Carl W. Stearn...........   Mr. Stearn, age 64, Chairman of the Board of Bankshares and Chief
                            Executive Officer of the Bank, has been employed with Bankshares and the Bank since 1990.  Mr. Stearn became a director of Bankshares and the Bank in 1990.
                            188,175 shares (2.2%)(9)



DIRECTORS SERVING UNTIL 1998


M. Jenkins Cromwell, Jr...  Mr. Cromwell, age 66, has been a director of the Bank since 1977 and of
                            Bankshares since its organization.  Mr. Cromwell is a retired Vice
                            President and former director of T. Rowe Price Associates, Inc.  He is a principal of Maryland Capital Management, Inc., an investment advisory firm, and also serves as Chairman of the Board of the Baltimore
                            Equitable Society.
                            3,465 shares (*)(10)

Robert B. Barnhill, Jr...   Mr. Barnhill, age 52, has been a director of the Bank and Bankshares since 1992.  He is Chief Executive Officer and founder of TESSCO
                            Technologies, Incorporated, a supplier to the paging, cellular telephone and mobile communications industries.
                            3,256 shares (*)(2)

Melvin A. Bilal..........   Mr. Bilal, age 54, has been a director of the Bank and Bankshares since
                            1992.  He is President of the Employment Group, a provider of long and short term staffing needs. Prior to being elected to this position in 1996, he was President and founder of Security America Services, Inc., a security consulting firm.
                            3,312 shares (*)(2)

Sister Rosemarie Nassif...  Sister Nassif, age 54, has been a director of the Bank and Bankshares since 1992.  She is the Executive Director of the Fund for Educational
                            Excellence and the former President of the College of Notre Dame of Maryland.
                            3,247 shares (*)(11)


                                                5




                            AGE, PRINCIPAL OCCUPATION, POSITION WITH BANKSHARES AND THE BANK, AND
NAME OF DIRECTORS           BENEFICIAL OWNERSHIP OF COMMON STOCK AT FEBRUARY 19, 1997 (PERCENTAGE OF CLASS)(#)
-------------------------   ----------------------------------------------------------------------------------


NAMED EXECUTIVE OFFICER
WHO IS NOT A DIRECTOR

James R. Wallis..........   Mr. Wallis, age 48, has been Executive Vice President and Chief
                            Financial Officer of Bankshares and Group Manager--Administration and
                            Chief Financial Officer of the Bank since July 10, 1995.  Prior to joining the Bank and Bankshares, he was an independent consultant.  Mr. Wallis was Executive Vice President and Chief Financial Officer of a savings and loan association and its holding company in Atlanta, Georgia until
                            1993.
                            29,800 shares (*)(12)

----------------------------
(#) Unless otherwise indicated by footnote, each individual has sole voting and dispositive powers as to all shares indicated.
(*)   Owns less than one percent of the outstanding Common Stock.
(1) Includes 1,102 shares subject to a currently exercisable stock option and 1,680 shares subject to a stock option not currently exercisable.
(2) Includes 1,102 shares subject to a currently exercisable stock option and 2,100 shares subject to a stock option not currently exercisable.
(3) Includes 11,025 shares held as trustee, 686 shares held as custodian and 54 shares held by spouse.
(4) Includes 78,277 shares subject to a currently exercisable stock option; 68,250 shares subject to a stock option not currently exercisable; 6,174 shares held in the Retirement Savings Plan for the benefit of Mr. Martin as of December 31, 1996, the most recent date for which information is reasonably available; and 330 shares with shared voting and dispositive powers.
(5) Includes 8,758 shares with shared voting and dispositive powers and 938 shares held as custodian.
(6) Includes 500 shares subject to a currently exercisable stock option and 2,500 shares subject to a stock option not currently exercisable.
(7) Includes 551 shares subject to a currently exercisable stock option and 2,100 shares subject to a stock option not currently exercisable.
(8) Includes 5,190 shares held as custodian and 2,205 shares which represent Director Riggs' beneficial interest of shares owned by Riggs, Counselman, Michaels & Downes, Inc.
(9) Includes 104,912 shares subject to a currently exercisable stock option, 68,250 shares subject to a stock option not currently exercisable; and 3,983 shares held in the Retirement Savings Plan for the benefit of Mr. Stearn as of December 31, 1996, the most recent date for which information is reasonably available.
(10)  Includes 1,260 shares subject to a stock option not currently exercisable.
(11) Includes 602 shares subject to a currently exercisable stock option and 2,100 shares subject to a stock option not currently exercisable.
(12)  Includes 26,250 shares subject to a currently exercisable stock option.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth, as of February 19, 1997, the number of shares of Common Stock beneficially owned by all directors and executive officers of Bankshares and its subsidiaries as a group.


                                                                     AMOUNT AND NATURE (1)      PERCENT
                                                                   OF BENEFICIAL OWNERSHIP      OF CLASS
                                                                   -----------------------   -------------

All directors and executive officers as a group (14 person)....           512,771                6.0%


--------------------
(1)Shares subject to currently exercisable options which are held by directors and officers are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock beneficially owned by all directors and executive officers as a group.

COMMITTEES

      Bankshares has standing Audit, Compensation and Nominating Committees of the Board of Directors. The members of each of the named committees serve at the discretion of the Board of Directors.

      The Audit Committee (Messrs. Joseph, Barnhill, Cole, Dunn and Haley) reviews and reports to the Board of Directors on examinations of the Bank and its subsidiaries by regulatory authorities, recommends independent accountants for appointment by the Boards of Bankshares and the Bank, reviews the scope of the work of the independent accountants and their reports, and reviews the activities and actions of the Bank's internal auditors. The Audit Committee met four times during 1996.

      The Compensation Committee (Mrs. Riggs, Sister Nassif and Messrs. Cole, Cromwell, Pacy and Riggs), reviews and determines salaries and other benefits for executive and senior management of Bankshares and its subsidiaries, reviews and determines employees to whom stock options are to be granted and the terms of such grants, and reviews the selection of officers who participate in incentive and other compensatory plans and arrangements. The Compensation Committee met three times during 1996.

       The Nominating Committee (Messrs. Cole, Bilal, Dunn and Louden) nominates persons for election to the Board of Directors of Bankshares and the Bank. The Nominating Committee will consider shareholder recommendations submitted to it in writing in care of Bankshares. The Nominating Committee met three times during 1996.

DIRECTORS' COMPENSATION

       The Board of Directors of Bankshares held twelve (12) meetings during 1996. The Board of Directors of the Bank met twelve (12) times during 1996. All of the directors of Bankshares attended at least 75% of the total number of Bankshares' board meetings held and committee meetings on which such director served during 1996. Each outside director of Bankshares and the Bank receives an annual retainer of $12,000 for service on either or both of the Boards of Directors. Each outside director also receives a fee of $650 for attendance at regular or special Board meetings, except that a single fee is paid if Board meetings for Bankshares and the Bank are held on the same day. Finally, outside directors who are members of committees of the Board receive a fee of $650 for attendance at committee meetings while the chairpersons of such committees receive a fee of $800. Total directors' fees paid by Bankshares and the Bank during 1996 were $360,350.

      The Bank and Bankshares have a deferred compensation plan for outside directors. Each year, a director may elect to defer payment of all or part of the director's fees for that year until the individual ceases to be a director. Interest is earned on the deferred amount at the prime rate. Payment of the deferred amount may be made to the director or to his or her beneficiary. Outside directors also receive a one-time formula grant of non-statutory stock options to purchase 3,000 shares of Provident Bankshares Common Stock under the Provident Bankshares Corporation Amended and Restated Stock Option Plan (the "Stock Option Plan"). Finally, a Non-Employee Directors' Severance Plan exists which provides that if a director's service is terminated following a "change in control" of Bankshares or the Bank, as defined in the Plan, such director is entitled to receive a payment equal to five times the directors' annual retainer.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as to the extent that Bankshares specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Recommendations regarding all of the components of the compensation of the Executive Officers of Bankshares are made by the six-member Compensation Committee of the Board and are approved by the Board of Directors. The Board of Directors did not reject or modify in any material way any of the recommendations of the Compensation Committee during fiscal year 1996. Each member of the Compensation Committee is a non-employee director. The following report has been prepared by the Compensation Committee and addresses the compensation policies of Bankshares for 1996 as they affected Mr. Stearn, the Chief Executive Officer, and the two other named Executive Officers.

EXECUTIVE OFFICER COMPENSATION POLICIES AND OBJECTIVES

      The policies and objectives of the Compensation Committee are designed to assist Bankshares and its subsidiaries in attracting and retaining qualified executives, to recognize individual contributions toward the achievement of short-term and long-term performance goals, and to closely align the financial interests of the senior managers of Bankshares and its subsidiaries with those of its shareholders. In furtherance of these objectives, Bankshares maintains a compensation program for Executive Officers which consists of both cash and equity-based compensation. From time to time the Compensation Committee retains independent compensation consultants to work with it on executive compensation matters. Such consultants report directly to the Compensation Committee. The Compensation Committee also has access to competitive data regarding executive compensation levels and practices.

EXECUTIVE COMPENSATION PROGRAMS AND RELATIONSHIP TO PERFORMANCE


     The annual compensation of the Executive Officers of Bankshares consists of a base salary and an annual bonus determined under the terms of the Provident Bankshares Corporation Executive Incentive Plan ("EIP"). The Compensation Committee has discretion to establish, relative to performance and peer group comparisons, the base salaries of the executive officers. This is done once a year. The Compensation Committee itself determines the level of annual salary for the Chief Executive Officer, generally based upon a review of the performance of the Chief Executive Officer during the prior year and competitive data for that position. The Chief Executive Officer recommends to the Compensation Committee a salary level for each of the other named Executive Officers based upon a performance review of each executive. The Compensation Committee is then responsible for approving or modifying the recommendations it receives. The Compensation Committee also approves the participation of key executives in the EIP and is responsible for the grant of options under the Stock Option Plan.

EXECUTIVE INCENTIVE PLAN

      The EIP was revised in 1996 to combine the previous Executive Incentive and Supplemental Executive Incentive plans. Under the EIP, for purposes of establishing incentive awards, three after-tax net income targets for the upcoming year are established: threshold, budget and maximum. Additionally, the Compensation Committee sets, for the Executive Officers as a group, a percentage of base salary to be eligible to be received as incentive compensation at each of the threshold, budget and maximum targets. If actual after-tax net income reaches the threshold, budget or maximum targets, the Executive Officers will automatically receive 75% of the designated percentage of base salary as incentive compensation. If the actual after-tax net income is less than the maximum, but greater than the threshold or budget after-tax net income targets, the percentage of base salary which may be received as incentive compensation is increased proportionately. The remaining 25% of the award potential is based on individual performance against goals, namely: management of the company with emphasis on development and retention of key personnel; implementation of new initiatives; financial progress in addition to net earnings; and risk management. In the event that actual after-tax net income is less than the threshold after-tax net income target, no incentive compensation is payable. The Compensation Committee reviews the terms of the EIP each year to assure that, in operation, it is furthering the Committee's compensation policy objectives. Incentive compensation earned under the EIP is paid to the Executive Officers within one month of the end of the fiscal year of the Bank. Payment of all or any part of the incentive compensation earned under the Executive Incentive Plan may be deferred.

STOCK OPTION PLAN

      Long-term incentives for the Executive Officers are provided through the Stock Option Plan. The Stock Option Plan authorizes the issuance of non-qualified stock options to key officers and certain employees of Bankshares and its subsidiaries. Subject to the general limits prescribed by the Stock Option Plan, the Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the term for which option grants shall be made, the terms of the options and the number of shares subject to each option. Although the Compensation Committee's decisions are discretionary and no specific formula is used in the decision making, the number of options granted is based generally upon position level and performance. Through the award of stock options, the objective of aligning the long-range interests of the Executive Officers with those of the stockholders is met by providing the Executive Officers with the opportunity to build a meaningful ownership stake in Bankshares.

OTHER COMPENSATION PLANS

      The Executive Officers participate in the corporation's health and welfare and qualified retirement plans on the same terms as non-executive employees who meet the applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these plans.

      In addition to the qualified retirement plans, the Bank maintains a Supplemental Executive Retirement Income Plan ("Supplemental Plan") in which the Chairman and President participate. The Supplemental Plan provides additional benefits to these Executive Officers upon retirement equal to 35% of final pay, reduced by Social Security and the age-65 benefit accrued under the Bank's Pension Plan and then proportionately reduced for less than 25 years of service. In Mr. Stearn's case, any benefits paid before the year 2000 will equal 70% of final pay, reduced as noted above. Thereafter, any benefits paid will be 35% of final pay, also reduced as noted above. The Supplemental Plan is unfunded, so that amounts payable represent unsecured liabilities of the Bank, subject to the claims of secured creditors. The Bank reduced these unfunded Supplemental Benefits in 1993 from 70% to 35% of final pay. The amount of this benefit reduction has been replaced by a split-dollar insurance arrangement. The Bank has purchased four insurance policies on the lives of the Chairman and President. Two policies are split-dollar arrangements, subject to collateral assignment agreements. The other two are corporate-owned life insurance policies.

CHIEF EXECUTIVE OFFICER COMPENSATION

      The Compensation Committee set Mr. Stearn's base compensation for the fiscal year 1996 at $388,346, which represents a 9.2% increase over his 1995 base salary. In establishing his base salary, the Compensation Committee reviewed Mr. Stearn's performance for the prior year and also considered the compensation of chief executive officers of banking organizations in the Baltimore metropolitan area. The increase for 1996 reflects the Compensation Committee's recognition of Mr. Stearn's contribution to the successful implementation of measures to improve the efficiency of the Bank, as demonstrated by the earnings growth of Bankshares and increase in the return on and value of shareholder equity. The budget target for 1996 was exceeded, resulting in a formula and performance driven proportional payout of $118,770.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

      Recommendations regarding the base salary of the Executive Officers, other than the Chief Executive Officer, are made to the Compensation Committee by the Chief Executive Officer and are either approved or modified by the Compensation Committee. The recommendation as to the salaries of the Executive Officers is based upon a review of the performance of these officers during the prior year by the Chief Executive Officer. The Compensation Committee did not reject or modify in any material way any of the recommendations of the Chief Executive Officer concerning the base salary of the other Executive Officers for 1996. Executive Officers as a group participate in the EIP, and awards under this plan are based upon the formula contained in the Plan.

SUBMITTED  BY  THE   COMPENSATION   COMMITTEE  OF  THE  PROVIDENT   BANKSHARES
CORPORATION BOARD OF DIRECTORS.

Sheila K. Riggs (Chairperson)
Charles W. Cole, Jr.
M. Jenkins Cromwell
Sister Rosemarie Nassif
C. William Pacy
Francis G. Riggs

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

      The following table sets forth the compensation paid or allocated for services rendered to Bankshares and the Bank in all capacities during the years ended December 31, 1994, 1995 and 1996 (i) to the Chief Executive Officer of Bankshares and (ii) to the two members of executive management whose 1996 compensation exceeded $100,000 (collectively hereinafter referred to as the named executive officers).


                          SUMMARY COMPENSATION TABLE


                                                                    LONG TERM
                                                                   COMPENSATION
                                         ANNUAL COMPENSATION         AWARDS
                                     --------------------------    ---------
                                                        OTHER       SECURITIES      ALL
                                                        ANNUAL      UNDERLYING     OTHER
                                     SALARY   BONUS  COMPENSATION    OPTIONS/   COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR    ($)      ($)       ($)         SARS(#)        ($)
---------------------------  ------ -------- ------- -----------   ---------   -------------

Carl W. Stearn.............   1996  $388,346 $118,770  $5,454(1)   68,250(2)   $52,389(3)
Chairman of the Board and     1995   355,708  110,889   4,949          --       10,993
Chief Executive Officer       1994   315,751   74,889   5,262          --       11,319

Peter M. Martin............   1996  $325,371  $99,510  $4,952(1)   68,250(2)   $37,689(3)
President and Chief           1995   297,167   92,907   4,096          --       $9,015
Operating Officer             1994   260,750   62,058   3,970          --        9,414

James R. Wallis(5).........   1996  $165,667  $47,800      --          --       $1,125(3)
Executive Vice President      1995    77,026   16,776 $16,882(4)   26,250(2)        --
and Chief Financial Officer


---------------------------------------
(1)Represents grossed-up reimbursement for the tax effect of reportable incremental imputed income for the split dollar insurance agreements.
(2)None of the disclosed options held by Messrs. Stearn and Martin are currently exercisable. The number of options disclosed reflects adjustment pursuant to the Stock Option Plan for a 5% stock dividend. See "Stock Option Grants."
(3)The amounts shown in this column for the last fiscal year are derived from the following figures: (i) Mr. Stearn: $5,706 allocated under the Bank's 401
   (k) plan, and $46,683 in economic value of Bank-paid split-dollar life insurance premiums; (ii) Mr. Martin: $6,750 allocated under the Bank's 401
   (k) plan, and $30,984 in economic value of Bank-paid split-dollar life insurance premiums; and (iii) Mr. Wallis: $1,125 allocated under the Bank's 401(k) plan.
(4)Represents gross-up for the tax effect of reportable income for reimbursement of relocation expenses.
(5)Mr. Wallis became Executive Vice President on July 10, 1995.

CHANGE IN CONTROL AGREEMENTS

      The Company and the Bank have entered into Change in Control Agreements with Messrs. Stearn, Martin and Wallis (the "Executives") as well as other officers of the Company and the Bank. Each Change in Control Agreement with the Executives (the "Agreement") provides for a 36-month term. Each Agreement provides that commencing on the date of the Agreement's execution, the term of the Agreement will be extended for one day each day until such time as the board of directors or Executive elects not to extend the term of the Agreement by giving written notice to the other party.

       Each Agreement provides that at any time following a "change in control" of the Company or the Bank, as defined in the Change in Control Agreements, if the Company or the Bank terminates the employee's employment for any reason other than cause, or if the employee terminates his employment following demotion, loss of title, office or significant authority, a reduction in annual compensation or benefits, or relocation of the principal place of employment by more than 20 miles immediately prior to a change in control, the employee or, in the event of death, the employee's beneficiary would be entitled to receive a payment equal to 2.99 times the Executive's average annual taxable compensation as reported on Form W-2 with the Internal Revenue Service for the five preceding taxable years or such lesser number of years in the event that the Executive has been employed by the Company or the Bank for less than five years. The Company and the Bank will also continue the Executive's life, medical, and disability coverage. Such coverage shall cease upon the expiration of 36 full calendar months following the date of termination or the date the Executive secures comparable employment by an employer other than the Company or the Bank, which ever comes first. If the Executive voluntarily resigns from the Company or the Bank within one year following a change in control, but prior to an event of termination described above, the Executive would be entitled to receive a payout equal to six (6) times his then current monthly taxable compensation. Payments to the Executive under the Bank's change in control agreements will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank.

      Payments and benefits under the Change in Control Agreements may constitute an excess parachute payment under Section 280G of the Internal Revenue Code, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amount to the Company and the Bank.

STOCK OPTION GRANTS

      As discussed above and as an inducement to attract and retain qualified managers and employees, Bankshares maintains the Stock Option Plan. The following table lists all grants of options under the Stock Option Plan to the Named Executive Officers for 1996 and contains certain information about potential value of those options based upon certain assumptions as to the appreciation of the Company's stock over the life of the option. During 1996, 191,000 shares subject to options were granted to 49 persons.


                   OPTIONS GRANTS IN LAST FISCAL YEAR
                                                        POTENTIAL REALIZABLE VALUE AT
                                                        ASSUMED ANNUAL RATES OF STOCK
                  INDIVIDUAL GRANTS                     PRICE APPRECIATION FOR OPTIONS(1)
------------------------------------------------------  ---------------------------------

                    NUMBER OF      % OF TOTAL
                    SECURITIES     OPTION/SARS   EXERCISE
                    UNDERLYING      GRANTED TO      OR
                    OPTIONS/SARS   EMPLOYEES IN  BASE PRICE   EXPIRATION
   NAME             GRANTED (2)     FISCAL YEAR  ($/SH)(3)      DATE          5%          10%
--------------     ------------    ------------  ---------   -----------  ----------  -----------

Carl W. Stearn        68,250           34%        $31.90      03/06/06    1,415,164    3,461,708
Peter M. Martin       68,250           34%        $31.90      03/06/06    1,415,164    3,461,708


------------------------------
(1) The fair market value on the date of grant was $33.50. The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be realized.
(2) The number of options disclosed reflects adjustment pursuant to the Stock Option Plan for a 5% stock dividend. Vesting of the options is based upon a formula of time and financial performance of Bankshares. None of the options is currently exercisable. Partial vesting may occur no earlier than the third anniversary of the grant. Full vesting may occur no earlier than the fifth anniversary of the grant. Full vesting shall occur, however, notwithstanding the formula, no later than nine and one half years after the date of grant.
(3) The purchase price may be made in whole or in part through the surrender of shares of Common Stock at a fair market value. The price disclosed reflects adjustment pursuant to the Stock Option Plan for a 5% stock dividend.


STOCK OPTION EXERCISES AND HOLDINGS

      There were no stock options exercised by the Named Executive Officers during 1996. The following table reflects the number of shares covered by all remaining unexercised stock options as of December 31, 1996. Also reported are the values for "in-the-money" options which represent the difference between the exercise price of any such remaining unexercised options and the year-end market price of the Common Stock.



                  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                             AND FY-END OPTION/SAR VALUE



                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                         UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS/SARS
                        OPTIONS/SARS AT FY-END (#)        AT FY-END ($)(1)
                        --------------------------   ---------------------------

        NAME            EXERCISABLE UNEXERCISABLE     EXERCISABLE  UNEXERCISABLE
--------------------    ----------- --------------   ------------ --------------



Carl W. Stearn........    181,912      68,250        $6,303,584(2)   $484,575
Chairman of the Board
and Chief Executive
Officer



Peter M. Martin........    78,277      68,250         2,648,377(3)    484,575
President and Chief
Operating Officer


James R. Wallis........    26,250           0           323,925(4)          0
Executive Vice President
and Chief Financial
Officer

--------------------------------
(1)The closing price of the Common Stock on December 31, 1996 was $39.00.
(2)The weighted average option exercise price is $4.35.
(3)The weighted average option exercise price is $5.17.
(4)The option exercise price is $26.66.

PENSION PLANS

      The following table sets forth the estimated annual pension benefits payable to a participant at normal retirement age (age 65) under the Bank's Pension Plan and its Supplemental Plan, based on both the remuneration that is covered under such plans and years of service with Bankshares and its subsidiaries.


                                        YEARS OF SERVICE
                  ------------------------------------------------------------
 REMUNERATION        15          20           25          30            35
---------------   ---------   ---------   ----------  -----------    ---------

    125,000        26,250      35,000       43,750       43,750       43,750
    150,000        31,500      42,000       52,500       52,500       52,500
    175,000        36,750      49,000       61,250       61,250       61,250
    200,000        42,000      56,000       70,000       70,000       70,000
    225,000        47,250      63,000       78,750       78,750       78,750
    250,000        52,500      70,000       87,500       87,500       87,500
    275,000        57,750      77,000       96,250       96,250       96,250
    300,000        63,000      84,000      105,000      105,000      105,000
    325,000        68,250      91,000      113,750      113,750      113,750
    350,000        73,500      98,000      122,500      122,500      122,500
    375,000        78,750     105,000      131,250      131,250      131,250
    400,000        84,000     112,000      140,000      140,000      140,000
    425,000        89,250     119,000      148,750      148,750      148,750


      Bankshares maintains the Supplemental Executive Retirement Income Plan for certain executive officers which will pay 50% of the difference between 70% of final pay and the amounts paid by the pension plan and Social Security benefits, except in the case of Mr. Stearn where Bankshares will pay 100% of the difference prior to the year 2000. Compensation used in calculating the annual normal retirement benefit amounts reflected in the Pension Plan Table is the executive's highest rate of base annual salary, reported in the third column of the Summary Compensation Table, and does not include bonuses or other amounts reported in any of the remaining columns of the Summary Compensation Table.

      The following table sets forth the respective years of service credited for Pension Plan purposes as of December 31, 1996, and the estimated years of service at the respective normal retirement dates for each of the named executive officers.


                          YEARS OF SERVICE      YEARS OF SERVICE
         NAME               AT 12/31/96       AT NORMAL RETIREMENT
-----------------------  ----------------    ---------------------

Carl W. Stearn.........        6.9                  9.0
Peter M. Martin........        6.8                 12.4
James R. Wallis........        1.5                 18.3


      The Pension Plan Table reflects the annual benefit payable at the executive's 65th birthday in the form of an annuity for the executive's life with a 15-year guarantee in favor of the executive's spouse. Under this form, should the executive die within 15 years after the benefits start, the executive's surviving spouse, if any, will continue to receive the same pension benefits until the end of that 15-year period.

      The Pension Plan Table reflects the maximum benefit payable under the Provident Bank of Maryland Pension Plan, a tax-qualified funded plan and certain Supplemental Retirement Income Agreements providing 50% of the excess (unfunded benefits). The benefits reflected in the Table are offset or reduced by 100% of the executive's estimated primary Social Security benefit.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Francis G. Riggs is a director of Bankshares and the Bank, and a member of the Compensation Committee. Mr. Riggs is Executive Vice-President and a director of Riggs, Counselman, Michaels & Downes, Inc. From January l to December 31, 1996, the Bank paid Riggs, Counselman, Michaels & Downes, Inc. $242,044 for premiums related to insurance services.

PERFORMANCE GRAPH

      The SEC requires that Bankshares include in this proxy statement a line-graph comparing cumulative stockholder returns as of December 31 for each of the last five years among the Common Stock, a broad market index and either a nationally-recognized industry standard or an index of peer companies selected by Bankshares, assuming in each case both an initial $100 investment and reinvestment of dividends. Consistent with past practice, the Board of Directors has selected the Nasdaq Market Index as the relevant broad market index because prices for the Common Stock are quoted on Nasdaq National Market. Additionally, the Board of Directors has selected the Middle Atlantic Banks Index as the relevant industry standard because such index consists of financial institutions which are headquartered in the mid-Atlantic region and the Board believes that such institutions generally possess assets, liabilities and operations more similar to those of Bankshares and its subsidiaries than other publicly-available indices.



                      COMPARATIVE FIVE-YEAR TOTAL RETURNS
    PROVIDENT BANKSHARES CORPORATION, NASDAQ MARKET INDEX AND MG GROUP INDEX

                               [GRAPH GOES HERE]



                                                   SUMMARY
                                         1991      1992     1993     1994    1995     1996
                                         ----      ----     ----     ----    ----     ----
PROVIDENT BANKSHARES CORPORATION        100.00    215.74   296.73   341.29  496.98   672.11
MIDDLE ATLANTIC BANK INDEX              100.00    125.23   155.57   147.70  224.28   317.65
NASDAQ MARKET INDEX                     100.00    100.98   121.13   127.17  164.96   204.98




NOTES:
   A. THE LINES REPRESENT YEARLY INDEX LEVELS DERIVED FROM COMPOUNDED DAILY RETURNS THAT INCLUDE ALL DIVIDENDS.
   B. THE INDEXES ARE REWEIGHTED DAILY, USING THE MARKET CAPITALIZATION ON THE PREVIOUS TRADING DAY.
   C. IF THE YEARLY INTERVAL, BASED ON THE FISCAL YEAR-END, IS NOT A TRADING DAY, THE PRECEDING TRADING DAY IS USED.
   D.  THE INDEX LEVEL FOR ALL SERIES WAS SET TO $100.00 IN 1991.

                     CERTAIN TRANSACTIONS WITH MANAGEMENT

      Periodically, the Bank may engage in lending transactions in the ordinary course of business with its officers and directors, as well as entities associated with such persons. Such transactions are made in the ordinary course of business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. Loans to such persons do not involve more than the normal risk of collectability or present other unfavorable features.


                     PROPOSAL TO APPROVE THE SELECTION OF
                    INDEPENDENT AUDITORS FOR THE YEAR 1997


      The Board of Directors of Bankshares has appointed the firm of Coopers & Lybrand L.L.P., certified public accountants, as independent auditors for Bankshares for the year 1997, subject to the approval of the stockholders.
Coopers & Lybrand L.L.P., which has served as independent auditors for Bankshares and the Bank since 1990, has advised Bankshares that neither the firm nor any of its partners or associates has any direct financial interest in or any connection with Bankshares or any of its subsidiaries other than as independent auditors. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

      The Board of Directors seeks stockholder approval of its selection of Coopers & Lybrand L.L.P. as its independent auditors to Bankshares for the year 1997.

      The Board of Directors recommends a vote FOR the Proposal. Proxies will be voted FOR the Proposal unless otherwise instructed by the Stockholders.


                                OTHER BUSINESS


      The Board of Directors is not aware of any matters to be presented for action at the meeting, other than the matters set forth herein. If any other business should properly come before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment with respect thereto.


                               VOTING PROCEDURES


      Each proposal submitted to Bankshares' stockholders for a vote is deemed approved if a majority of the shares of Common Stock of Bankshares present in person or by proxy at a meeting at which a quorum is present votes in favor of the proposal. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. A stockholder is entitled to one vote for each share owned.

      Stockholder votes are tabulated manually by the Corporation. Proxies received by Bankshares, if such proxy is properly executed and delivered, will be voted in accordance with the voting specifications made on such proxy. Proxies received by Bankshares on which no voting specification has been made by the stockholder will be voted for all items discussed in the Proxy Statement, in the manner slated on the proxy card. Stockholders who execute and deliver proxies retain the right to revoke them by notice in writing delivered to Bankshares' Secretary at any time before such proxies are voted. Under applicable Maryland corporate law and the Articles of Incorporation and By-Laws of Bankshares, proxies received by Bankshares specifying an abstention as to any proposal will cause the shares so represented to be counted toward a quorum, but not counted as favorable votes and, therefore, have the same effect as a vote against the proposal. To the extent holders or brokers having the right to vote shares do not attend the meeting or return a proxy, such shares will not count toward a quorum and, if a quorum is otherwise achieved, will have no effect on the vote of the proposals considered at the meeting.


                  STOCKHOLDER PROPOSALS -- 1998 ANNUAL MEETING


      Any proposal of a stockholder intended to be presented at the 1998 Annual Meeting of Bankshares must be received by Bankshares at 114 East Lexington Street, Baltimore, Maryland 21202 prior to November 17, 1997, to be eligible for inclusion in the proxy statement and form of proxy. In order to curtail controversy as to compliance with this requirement, stockholders are urged to submit proposals to the Secretary of Bankshares by Certified Mail-Return Receipt Requested.

                                ANNUAL REPORTS


      BANKSHARES' 1996 ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K ACCOMPANY THIS PROXY STATEMENT. COPIES OF THE REPORTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF BANKSHARES, 114 EAST LEXINGTON STREET, BALTIMORE, MARYLAND 21202, AND WILL BE AVAILABLE AT THE ANNUAL MEETING.

                                    By Order of the Board of Directors


                                    /s/ Carl W. Stearn

                                    CARL W. STEARN
                                    Chairman of the Board


Baltimore, Maryland
March 15, 1997

-------
            PLEASE MARK VOTES               REVOCABLE PROXY
   X        AS IN THIS EXAMPLE      PROVIDENT BANKSHARES CORPORATION

-------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
  OF PROVIDENT BANKSHARES CORPORATION
ANNUAL  MEETING  OF  STOCKHOLDERS  -- APRIL 16, 1997
The undersigned hereby appoints Dennis A.Starliper and Robert L. Davis or either of them acting individually, and with full power of substitution to act, as attorneys and proxies for the undersigned, to vote all shares of Common Stock of Provident Bankshares Corporation ("Bankshares") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of Bankshares, 114 East Lexington Street, Baltimore, maryland 21202 at 10:00 a.m. and at any and all adjournments thereof as follows:


1. The election as directors of all nominees listed below (except as marked to the contrary):

              For       With-     For All
                        hold      Except
              |-|       |-|        |-|

DR. CALVIN W. BURNETT; PIERCE B. DUNN; MARK K. JOSEPH; PETER M. MARTIN;  SHEILA
K. RIGGS; AND BARBARA B. LUCAS.

INSTRUCTION: To withhold your vote for any nominee(s), mark "For All Except" and write that nominee's name on the line below


-----------------------------------------------

2.   The approval of Coopers & Lybrand as independent Auditors.

                    |_|     |_|     |_|

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS. THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY MATTER OR MATTERS, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE UNDERSIGNED HEREBY AUTHORIZES THE PROXIES TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING WITHOUT LIMITATIONS, A MOTION TO ADJOURN OR POSTPONE THE ANNUAL MEETING TO ANOTHER TIME AND/OR PLACE FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

The undersigned acknowledges receipt from Bankshares prior to the execution of this proxy of Notice of the Meeting, a Proxy Statement, dated March 15, 1997, and Bankshares' Annual Report to Stockholders.


    Please be sure to sign and date           Date
       this Proxy in the box below

   ----------------------------------------------------
   Stockholder sign above Co-holder (if any) sign above



    DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.
                        PROVIDENT BANKSHARES CORPORATION
--------------------------------------------------------------------------------
Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY
--------------------------------------------------------------------------------